Exhibit 99.1

Media Contact: Michael Polzin, 847-372-3502	http://news.walgreens.com
Investor Contacts: Rick Hans, CFA, 847-315-2385	@WalgreensNews
Ashish Kohli, CFA, 847-315-3810	facebook.com/Walgreens

FOR IMMEDIATE RELEASE

Walgreen Co. Reports Fiscal 2014 Second Quarter Results

•	Company reports adjusted second quarter earnings per diluted share of 91 cents, compared with adjusted earnings per diluted share of 96 cents in year-ago quarter; GAAP earnings per diluted share of 78 cents compared with 79 cents in last year’s second quarter
•	Second-quarter sales increase 5.1 percent to record $19.6 billion as total sales in comparable stores increase 4.3 percent
•	Combined synergies with Alliance Boots in first half of fiscal 2014 reach approximately $236 million; strategic partnership with Alliance Boots contributes 8 cents per diluted share to second quarter adjusted results
•	Walgreens delivers second-quarter operating cash flow of $1.1 billion

DEERFIELD, Ill., March 25, 2014 – Walgreen Co. (NYSE: WAG) (Nasdaq: WAG) today announced earnings and sales results for the second quarter and first half of fiscal year 2014 ended Feb. 28.

Net earnings determined in accordance with generally accepted accounting principles (GAAP) for the fiscal 2014 second quarter were $754 million or 78 cents per diluted share, compared with $756 million or 79 cents per diluted share in the year-ago quarter.

Adjusted fiscal 2014 second quarter net earnings were $880 million or 91 cents per diluted share, compared with adjusted net earnings of $915 million or 96 cents per diluted share in the year-ago quarter. This year’s second quarter earnings adjustments had a net positive impact of $126 million or 13 cents per diluted share. Last year’s second quarter earnings adjustments had a net positive impact of $159 million or 17 cents per diluted share.

Net earnings for the first half of fiscal 2014 ended Feb. 28 determined in accordance with GAAP were $1.45 billion or $1.51 per diluted share, compared with $1.17 billion or $1.23 per diluted share in the first half of fiscal 2013.

Adjusted net earnings for the first half of fiscal 2014 were $1.57 billion or $1.63 per diluted share, compared with adjusted net earnings of $1.47 billion or $1.54 per diluted share in the first half of fiscal 2013. This year’s first-half earnings adjustments had a net positive impact of $119 million or 12 cents per diluted share. Last year’s first-half earnings adjustments had a net positive impact of $299 million or 31 cents per diluted share.

Please see the “Reconciliation of Non-GAAP Financial Measures” table and accompanying disclosures at the end of this press release for more detailed information regarding the non-GAAP financial measures in this press release, including the factors reflected in adjusted net earnings calculations.

“Our second quarter performance, in spite of expected headwinds from slower generic drug introductions, comparisons with last year’s flu season and severe weather, was marked by solid top-line growth driven by record quarterly sales and record second-quarter prescriptions filled,” said President and CEO Greg Wasson. “We also continued to gain prescription market share while we maintained a firm hold on our costs.

“We head into the second half of the year with nearly 80 million active members in our Balance® Rewards loyalty program and with expectations that the generic drug headwind that affected the first half will ease and turn around by the end of the year. In addition, our joint synergy program with Alliance Boots is expected to exceed its second-year estimate, and we are bringing critical elements of the Well Experience to additional stores.”

The combined synergies for Walgreens and its strategic partner, Alliance Boots, in the first half of fiscal 2014 were approximately $236 million. The joint synergy program is now estimated to deliver second-year combined synergies of $375-$425 million, an increase from the previous second-year estimate of $350-$400 million. Alliance Boots contributed 8 cents per diluted share to Walgreens second quarter 2014 adjusted results. The company estimates that the accretion from Alliance Boots in the third quarter of fiscal 2014 will be an adjusted 13 to 14 cents per diluted share. This estimate does not include amortization expense, the impact of AmerisourceBergen warrants or one-time transaction costs, and reflects the company’s current estimates of IFRS to GAAP conversion and foreign exchange rates.

FINANCIAL HIGHLIGHTS

Sales

Second quarter sales increased 5.1 percent from the prior-year quarter to a record $19.6 billion, while first half sales increased 5.5 percent to $37.9 billion. Front-end comparable store sales (those open at least a year) increased 2.0 percent in the second quarter, customer traffic in comparable stores decreased 1.4 percent and basket size increased 3.4 percent, while total sales in comparable stores increased 4.3 percent.

The company is leveraging insights from its Balance Rewards loyalty program to provide customers with more value and simplified promotions. Balance Rewards reached a milestone in February with more than 100 million enrollees and nearly 80 million active members at the end of this year’s second quarter.

Prescription sales, which accounted for 62.2 percent of sales in the quarter, increased 7.0 percent, while prescription sales in comparable stores increased 5.8 percent. The company filled 214 million prescriptions in the quarter, an increase of 2.8 percent over last year’s second quarter. Prescriptions filled in comparable stores increased 2.2 percent in the quarter. As of Feb. 28, Walgreens increased its retail prescription market share 20 basis points from a year ago to 19.0 percent as reported by IMS Health on a 30-day adjusted basis.

Walgreens also saw strong growth in prescriptions filled for Medicare Part D patients, which increased 16 percent in the second quarter compared with last year’s quarter, while the company’s Part D market share increased 0.8 percentage point in February compared with the same month a year ago.

The total number of all CDC-recommended immunizations and vaccines administered by Walgreens reached 8.6 million in the first half of the fiscal year, an 11 percent increase over the previous year.

Gross Profit and SG&A

GAAP total gross profit dollars increased $43 million, or 0.8 percent, compared with the year-ago second quarter, with gross profit margins decreasing 1.3 percentage points versus the year-ago quarter to 28.8 as a percentage of sales. Adjusted gross profit dollars increased $22 million, or 0.4 percent, compared with the year-ago second quarter.

Pharmacy gross profit dollars were primarily impacted by the shift in the generic drug wave from a peak in the prior year to a trough in the first half of fiscal 2014. A less severe flu season in this year’s second quarter compared with a year ago also negatively impacted pharmacy gross profit dollar growth. Front-end margins decreased as the company invested in promotions. The LIFO provision was $51 million in this year’s second quarter versus $72 million last year.

GAAP selling, general and administrative expense dollars increased $72 million, or 1.6 percent, compared with the year-ago quarter. Incremental winter weather related expenses added 0.5 percentage points to SG&A expenses in the quarter, new store expenses added 1.3 percentage points and comparable store expense added 0.4 percentage point. These expenses were offset by lower headquarters and acquisition related costs of 0.5 percentage point and 0.1 percentage point, respectively. Adjusted selling, general and administrative expense dollars increased $76 million, or 1.7 percent, compared with the year-ago quarter.

Walgreens delivered free cash flow of $877 million in the second quarter and operating cash flow of $1.1 billion in the quarter, as lower inventories drove improvements in working capital. Inventories benefited from the company’s ongoing transition to source generic drugs from AmerisourceBergen, which is expected to be completed by Sept. 1. AmerisourceBergen already supplies all Walgreens stores with brand name prescription drugs.

Walgreens also announced today that as part of its efforts to optimize the company’s asset base, it plans to close 76 drugstores during the second half of fiscal 2014. Including these store closures, Walgreens still expects a net increase in its store count in fiscal 2014 of approximately 55-75 locations.

“While we seize the opportunity for store growth as the population ages and consumers look to community pharmacy for their health care needs, we also continue to focus on optimizing our assets and organization to position Walgreens for our future as a global company,” Wasson said.

The company’s store optimization is expected to result in an annual operating income (EBIT) benefit of $40-$50 million beginning in fiscal 2015, representing an estimated 2 to 3 cents in adjusted diluted earnings per share benefit in fiscal 2015. It also is expected to result in charges of $240-$280 million, substantially all of which is expected to be recognized in the third and fourth quarters of fiscal 2014.

In the fiscal 2014 second quarter, the company opened or acquired 28 new drugstores compared with 29 in the year-ago quarter.

At Feb. 28, Walgreens operated 8,681 locations in all 50 states, the District of Columbia, Puerto Rico, Guam and the U.S. Virgin Islands. The company has 8,210 drugstores nationwide, 138 more than a year ago. Walgreens also operates worksite health and wellness centers, infusion and respiratory services facilities, specialty pharmacies and mail service facilities. Its Take Care Health Systems subsidiary manages more than 700 in-store convenient care clinics and worksite health and wellness centers.

Walgreens will hold a one-hour conference call to discuss the second quarter results beginning at 8:30 a.m. Eastern time today, March 25. The conference call will be simulcast through Walgreens investor relations website at: http://investor.walgreens.com. A replay of the conference call will be archived on the website for 12 months after the call. A podcast also will be available on the investor relations website.

The replay also will be available from 11:30 a.m. Eastern time, March 25 through April 1 by calling 855-859-2056 within the U.S. and Canada, or 404-537-3406 outside the U.S. and Canada, using replay code 12526699.

Cautionary Note Regarding Forward-Looking Statements. Statements in this release that are not historical, including, without limitation, estimates of future financial and operating performance, including the amounts and timing of future accretion and synergies, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “target,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, those relating to whether the costs associated with our store optimization plan will exceed current forecasts, our ability to realize expected savings and benefits in the amounts and at the times anticipated, our commercial agreement with AmerisourceBergen, the arrangements and transactions contemplated by our framework agreement with AmerisourceBergen and Alliance Boots and their possible effects, the Purchase and Option Agreement and other agreements relating to our strategic partnership with Alliance Boots, the arrangements and transactions contemplated thereby and their possible effects, the parties’ ability to realize anticipated synergies and achieve anticipated financial results, the risks associated with transitions in supply arrangements, the risks associated with international business operations, the risks associated with governance and control matters in minority investments, whether the option to acquire the remainder of the Alliance Boots equity interest will be exercised and the financial ramifications thereof, the risks associated with equity investments in AmerisourceBergen including whether the warrants to invest in AmerisourceBergen will be exercised and the financial ramifications thereof, changes in vendor, payer and customer relationships and terms, changes in network participation, the implementation, operation and growth of our customer loyalty program, changes in economic and market conditions, competition, risks associated with new business areas and activities, risks associated with acquisitions, joint ventures and strategic investments, the ability to realize anticipated results from capital expenditures and cost reduction initiatives, outcomes of legal and regulatory matters, and changes in legislation or regulations. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K, which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, Walgreens does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the initial distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

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WALGREEN CO. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(In Millions, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	February 28, 2014	February 28, 2013	February 28, 2014	February 28, 2013

Net sales	$19,605	$18,647	$37,934	$35,963
Cost of sales (1)	13,955	13,040	27,132	25,257

Gross Profit	5,650	5,607	10,802	10,706
Selling, general and administrative expenses	4,569	4,497	8,948	8,895
Equity earnings in Alliance Boots	194	85	345	89
Gain on sale of business	-	20	-	20

Operating Income	1,275	1,215	2,199	1,920

Interest expense, net	37	23	78	60
Other (expense)/income	(59)	-	166	-

Earnings Before Income Tax Provision	1,179	1,192	2,287	1,860
Income tax provision	411	436	815	691

Net Earnings	768	756	1,472	1,169
Net earnings attributable to noncontrolling interests	14	-	23	-

Net Earnings Attributable to Walgreen Co.	$754	$756	$1,449	$1,169

Net earnings per common share attributable to Walgreen Co.:
Basic	$.79	$.80	$1.52	$1.24

Diluted	$.78	$.79	$1.51	$1.23

Dividends declared	$.3150	$.2750	$.6300	$.5500

Average shares outstanding	951.9	945.4	950.6	945.4
Dilutive effect of stock options	11.8	8.0	12.0	6.9

Average Diluted Shares	963.7	953.4	962.6	952.3

	Percent of Sales		Percent of Sales

Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	71.2	69.9	71.5	70.2

Gross Margin	28.8	30.1	28.5	29.8
Selling, general and administrative expenses	23.3	24.1	23.6	24.7
Equity earnings in Alliance Boots	1.0	0.4	0.9	0.2
Gain on sale of business	-	0.1	-	0.1

Operating Income	6.5	6.5	5.8	5.4

Interest expense, net	0.2	0.1	0.2	0.2
Other (expense)/income	(0.3)	-	0.4	-

Earnings Before Income Tax Provision	6.0	6.4	6.0	5.2
Income tax provision	2.1	2.3	2.1	1.9

Net Earnings	3.9	4.1	3.9	3.3
Net earnings attributable to noncontrolling interests	0.1	-	0.1	-

Net Earnings Attributable to Walgreen Co.	3.8%	4.1%	3.8%	3.3%

(1) Second quarter fiscal 2014 includes a LIFO provision of $51 million versus $72 million in the previous year.

Fiscal 2014 six month period includes a LIFO provision of $109 million versus $127 million in the previous year.

WALGREEN CO. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(In Millions)

	February 28,	February 28,
	2014	2013
Assets
Current Assets:
Cash and cash equivalents	$1,777	$ 2,431
Accounts receivable, net	2,774	2,481
Inventories	7,213	7,253
Other current assets	272	267

Total Current Assets	12,036	12,432
Non-Current Assets:
Property and Equipment, at cost, less accumulated depreciation and amortization	12,136	12,048
Equity investment in Alliance Boots	6,804	6,181
Alliance Boots call option	904	884
Goodwill	2,455	2,387
Other non-current assets	2,746	1,632

Total Non-Current Assets	25,045	23,132

Total Assets	$37,081	$ 35,564

Liabilities and Equity
Current Liabilities:
Short-term borrowings	$577	$1,299
Trade accounts payable	4,488	4,388
Accrued expenses and other liabilities	3,280	3,229
Income taxes	154	109

Total Current Liabilities	8,499	9,025
Non-Current Liabilities:
Long-term debt	4,489	5,058
Deferred income taxes	878	517
Other non-current liabilities	2,382	1,991

Total Non-Current Liabilities	7,749	7,566

Equity	20,833	18,973

Total Liabilities and Equity	$37,081	$ 35,564

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WALGREEN CO. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(In Millions)

	Six Months Ended
	February 28, 2014	February 28, 2013

Cash flows from operating activities:
Net earnings	$1,472	$1,169
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	663	640
Change in fair value of warrants and related amortization	(166)	-
Deferred income taxes	34	(9)
Stock compensation expense	52	45
Earnings in equity method investments	(345)	(89)
Other	48	44
Changes in operating assets and liabilities -
Accounts receivable, net	(117)	(292)
Inventories	(288)	(93)
Other current assets	13	43
Trade accounts payable	(171)	(63)
Accrued expenses and other liabilities	(25)	228
Income taxes	47	138
Other non-current assets and liabilities	20	38

Net cash provided by operating activities	1,237	1,799

Cash flows from investing activities:
Additions to property and equipment	(591)	(581)
Proceeds from sale of assets	209	18
Proceeds related to sale of business	-	20
Business and intangible asset acquisitions, net of cash received	(297)	(552)
Purchases of short term investments held to maturity	(34)	(49)
Proceeds from short term investments held to maturity	34	-
Investment in AmerisourceBergen	(430)	-
Other	(59)	(28)

Net cash used for investing activities	(1,168)	(1,172)

Cash flows from financing activities:
Net proceeds from issuance of debt	-	4,000
Payments of long-term debt	-	(3,000)
Stock purchases	(205)	(116)
Proceeds related to employee stock plans	416	170
Cash dividends paid	(597)	(520)
Other	(12)	(27)

Net cash (used for) provided by financing activities	(398)	507

Changes in cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(329)	1,134
Cash and cash equivalents at beginning of year	2,106	1,297

Cash and cash equivalents at end of period	$1,777	$2,431

WALGREEN CO. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided these non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the company’s business from period to period and trends in the company’s historical operating results. The company does not provide a non-GAAP reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. The supplemental non-GAAP financial measures presented should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release.

	Three months ended		Six months ended

	February 28,	February 28,	February 28,	February 28,

	2014	2013	2014	2013

Net earnings attributable to Walgreen Co. (GAAP)	$754	$756	$1,449	$1,169

Acquisition-related amortization	60	71	118	130

LIFO provision	33	46	70	80

Alliance Boots related tax	47	42	75	42

Acquisition-related costs	11	13	27	36

Organizational efficiency costs	1	-	16	-

Hurricane Sandy costs	-	-	-	24

Increase in fair market value of warrants (1)	(26)	-	(187)	-

Gain on sale of Walgreens Health Initiatives, Inc.	-	(13)	-	(13)

Adjusted net earnings attributable to Walgreen Co.	$880	$915	$1,568	$1,468

Net earnings per common share – diluted (GAAP)	$0.78	$0.79	$1.51	$1.23

Acquisition-related amortization	0.06	0.08	0.12	0.14

LIFO provision	0.04	0.05	0.07	0.08

Alliance Boots related tax	0.05	0.04	0.08	0.04

Acquisition-related costs	0.01	0.01	0.03	0.03

Organizational efficiency costs	-	-	0.02	-

Hurricane Sandy costs	-	-	-	0.03

Increase in fair market value of warrants (1)	(0.03)	-	(0.20)	-

Gain on sale of Walgreens Health Initiatives, Inc.	-	(0.01)	-	(0.01)

Adjusted net earnings per common share – diluted	$0.91	$0.96	$1.63	$1.54

(1)	These amounts include the accounting impact of the company’s warrants to acquire AmerisourceBergen stock for the three- and six-month periods ended February 28, 2014, as well as the company’s share of the AmerisourceBergen warrants held by Alliance Boots, which because of the three-month lag, is for the three- and six-month periods ended November 30, 2013.

	Three months ended
	February 28, 2014	February 28, 2013

Gross profit (GAAP)	$5,650	$5,607

LIFO provision	51	72

Adjusted gross profit	$5,701	$5,679

Adjusted gross profit growth	0.4%

Selling, general and administrative expenses (GAAP)	$4,569	$4,497

Acquisition-related amortization	73	75

Acquisition-related costs	17	21

Organizational efficiency costs	2	-

Adjusted selling, general and administrative expenses	$4,477	$4,401

Adjusted selling, general and administrative expenses growth	1.7%

		Three months ended

		February 28,

		2014

Net cash provided by operating activities (GAAP)		$1,104

Less: Additions to property and equipment		227

Free cash flow (1)		$877

(1)	Free cash flow is defined as net cash provided by operating activities in a period minus additions to property and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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